Exhibit 99.1

LRI Holdings, Inc., the Parent Company of Logan’s Roadhouse, Inc., Announces Financial Results for the First Quarter of Fiscal Year 2012

Nashville, Tenn. – December 12, 2011 – LRI Holdings, Inc., the parent company of Logan’s Roadhouse, Inc., today announced financial results for the first quarter of fiscal year 2012 ended October 30, 2011.

	Successor	Successor	Predecessor	Combined
(In thousands)	Thirteen weeks ended October 30, 2011	Period from October 4, 2010 to October 31, 2010	Period from August 2, 2010 to October 3, 2010	Thirteen weeks ended October 31, 2010 (Non-GAAP)

Net sales	$143,773	$41,826	$93,762	$135,588
Net loss	(3,284)	(6,048)	(224)	(6,272)
Adjusted EBITDA	$13,297	$6,806	$8,567	$15,373

Selected Highlights for the First Quarter 2012 Compared to the Combined First Quarter 2011:

•	Opened seven new restaurants.
•	Net sales increased 6.0% to $143.8 million from $135.6 million.
•	Comparable store sales declined 1.7%, as a 3.8% increase in average check was more than fully offset by a decline in customer traffic.
•	Net loss of $3.3 million compared to a net loss of $6.3 million.
•	Adjusted EBITDA decreased 13.5% to $13.3 million from $15.4 million. (*)

(*) Please see reconciliation table at the end of this release.

Thomas Vogel, President, Chairman, and Chief Executive Officer of Logan’s Roadhouse, Inc., stated, “While our top-line benefited from the sales contributions of our new openings, we attribute the decrease in comparable store sales and customer traffic to the economic uncertainty facing our core customer base.  From a margin standpoint, higher commodity costs also pressured restaurant-level profitability during the quarter.  Despite these near term challenges, we remain focused on reinforcing our value proposition and executing our brand strategies to deliver consistent EBITDA growth over time.”

Mr. Vogel concluded, “Our new units continue to generate solid returns, which gives us confidence in our self-funded development plan for this year.  While we will remain prudent in our use of capital, we are pleased with the real estate opportunities we are seeing, and as a result, we expect to open 20 Company restaurants in fiscal 2012.”

Additional discussion and analysis of the Company’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the fiscal period ended October 30, 2011.  It is available at www.logansroadhouse.com under the investor relations section.

Conference Call
The Company will host a conference call on Thursday, December 15, 2011 at 10:30 a.m. ET to discuss its financial results for the first quarter of fiscal year 2012.  The conference call will be hosted by Thomas Vogel, President and Chief Executive Officer, and Amy Bertauski, Chief Financial Officer.

The domestic dial-in number for the call is 877-718-5104, and the international dial-in number is 719-325-4904.  Please call approximately 10 minutes in advance to ensure that you are connected prior to the presentation.  A telephone replay will be available until the next the earnings conference call and may be accessed by using the domestic replay number 877-870-5176 or the international replay number 858-384-5517; the passcode is 2613947.

About Logan’s Roadhouse
Logan’s opened its first restaurant in 1991 in Lexington, KY, and has grown as an affordable, full-service restaurant chain to 213 company-owned and 26 franchised Logan's Roadhouse restaurants in 23 states with approximately 15,000 employees. The Company’s mission is to recreate the traditional American roadhouse by offering consumers value-oriented, high quality, “craveable” meals for lunch and dinner served in the hospitable tradition and distinctive atmosphere reminiscent of an American roadhouse of the 1930’s and 1940’s. Logan’s menu features specially seasoned aged steaks, fresh ground steak burgers, fresh chicken dishes and salads, fall-off-the-bone ribs, distinctive fresh-baked yeast rolls and bottomless buckets of peanuts. LRI Holdings, Inc. is the holding company of Logan’s Roadhouse.

Contact
Investor Relations
InvestorRelations@logansroadhouse.com
(855) 255-2789

LRI HOLDINGS, INC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Successor	Successor	Predecessor	Combined
(In thousands)	Thirteen weeks ended October 30, 2011	Period from October 4, 2010 to October 31, 2010	Period from August 2, 2010 to October 3, 2010	Thirteen weeks ended October 31, 2010 (Non-GAAP)

Revenues:
Net sales	$143,773	$41,826	$93,762	$135,588
Franchise fees and royalties	507	154	348	502
Total revenues	144,280	41,980	94,110	136,090
Costs and expenses:
Restaurant operating costs:
Cost of goods sold	47,889	13,789	29,172	42,961
Labor and other related expenses	43,672	12,302	28,578	40,880
Occupancy costs	11,719	2,960	8,046	11,006
Other restaurant operating expenses	23,157	6,028	15,478	21,506
Depreciation and amortization	4,772	1,091	3,112	4,203
Pre-opening expenses	1,590	266	783	1,049
General and administrative	6,185	12,013	14,440	26,453
Total costs and expenses	138,984	48,449	99,609	148,058
Operating income (loss)	5,296	(6,469)	(5,499)	(11,968)
Interest expense, net	9,368	3,132	3,147	6,279
Other income, net	-	-	(182)	(182)
Loss before income taxes	(4,072)	(9,601)	(8,464)	(18,065)
Income tax benefit	(788)	(3,553)	(8,240)	(11,793)
Net loss	(3,284)	(6,048)	(224)	(6,272)
Undeclared preferred dividend	-	-	(2,270)	(2,270)
Net loss attributable to common stockholders	$(3,284)	$(6,048)	$(2,494)	$(8,542)

LRI HOLDINGS, INC. CONDENSDED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	October 30, 2011	July 31, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,561	$19,103
Receivables	10,881	9,960
Inventories	12,000	11,370
Prepaid expenses and other current assets	4,607	3,367
Income taxes receivable	5,655	3,688
Deferred income taxes	2,202	2,207
Total current assets	38,906	49,695
Property and equipment, net	241,832	232,940
Other assets	19,661	19,492
Goodwill	332,604	331,788
Tradename	71,694	71,694
Other intangible assets, net	22,695	23,215
Total assets	$727,392	$728,824
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$18,466	$17,573
Intercompany payable	1,048	802
Other current liabilities and accrued expenses	39,168	52,315
Total current liabilities	58,682	70,690
Long-term debt	367,100	355,000
Deferred income taxes	38,729	37,746
Other long-term obligations	35,585	34,808
Total liabilities	500,096	498,244
Commitments and contingencies (Note 5)	-	-
Stockholder’s equity:
Common stock (100 shares authorized; 1 share issued and outstanding)	-	-
Additional paid-in capital	230,000	230,000
Retained (deficit) earnings	(2,704)	580
Total stockholder’s equity	227,296	230,580
Total liabilities and stockholder’s equity	$727,392	$728,824

LRI HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)	Thirteen weeks ended October 30, 2011 (Successor)	Period from October 4, 2010 to October 31, 2010 (Successor)	Period from August 2, 2010 to October 3, 2010 (Predecessor)
Cash flows from operating activities:
Net loss	$(3,284)	$(6,048)	$(224)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,772	1,091	3,112
Other amortization	(188)	157	241
Unrealized gain on interest rate swap	-	-	(182)
Loss on sale/disposal of property and equipment	301	71	203
Amortization of deferred gain on sale and leaseback	(1)	-	(18)
Share-based compensation expense	250	-	-
Tax benefit upon cancellation/exercise of Predecessor stock options	-	-	6,431
Deferred income taxes	988	-	(10,701)
Changes in operating assets and liabilities:
Receivables	(921)	(1,204)	126
Inventories	(630)	(309)	(205)
Prepaid expenses and other current assets	(1,240)	3,881	1,668
Other non-current assets and intangibles	(959)	220	(179)
Accounts payable	792	1,276	413
Intercompany payable	(4)	-	-
Income taxes payable / receivable	(1,967)	(3,553)	(3,985)
Other current liabilities and accrued expenses	(13,147)	(16,391)	4,942
Other long-term obligations	1,089	578	1,022
Net cash (used in) provided by operating activities	(14,149)	(20,231)	2,664
Cash flows from investing activities:
Acquisition of LRI Holdings, net of cash acquired	-	(311,633)	-
Purchase of property and equipment	(13,493)	(3,888)	(7,036)
Proceeds from sale and leaseback transactions, net of expenses	-	-	1,656
Net cash used in investing activities	(13,493)	(315,521)	(5,380)
Cash flows from financing activities:
Proceeds from issuance of Senior Secured Notes	-	355,000	-
Payments for debt issuance costs	-	(18,514)	-
Contribution from parent	-	230,000	-
Repayment of Predecessor’s senior secured credit facility	-	(132,825)	-
Repayment of Predecessor’s senior subordinated unsecured mezzanine term notes, including prepayment premium	-	(87,576)	-
Borrowings on revolving credit facility	12,100	-	-
Net cash provided by financing activities	12,100	346,085	-
(Decrease) increase in cash and cash equivalents	(15,542)	10,333	(2,716)
Cash and cash equivalents, beginning of period	19,103	-	52,211
Cash and cash equivalents, end of period	$3,561	$10,333	$49,495

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements.  These forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or the negative thereof or similar terminology.  These statements are based on management’s beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available.  These statements are not statements of historical fact.  Examples of forward-looking statements in this press release include our targets for future new unit growth.  Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements.  Please refer to the Annual Report on Form 10-K for the fiscal year ended July 31, 2011, and subsequent periodic reports filed with the Securities and Exchange Commission, for a discussion of risk factors that may contribute to these differences.  Any forward-looking information presented herein is made only as of the date of this supplemental report, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events or otherwise.

Non-GAAP Financial Measures
This press release also contains non-GAAP financial measures such as EBITDA, adjusted EBITDA, adjusted EBITDAR, and the Combined presentation of the Predecessor and Successor periods of fiscal year 2011.  The Company believes that these measures, together with reconciliations to the most comparable GAAP measure, are helpful to both management and investors in understanding and analyzing financial performance.  However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies.  These non-GAAP measures and the Combined presentation for fiscal year 2011 have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.

To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure is available in this press release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

The following table sets forth a reconciliation of net loss, the most directly comparable GAAP financial measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDAR.
	Successor	Successor	Predecessor	Combined
(In thousands)	Thirteen weeks ended October 30, 2011	Period from October 4, 2010 to October 31, 2010	Period from August 2, 2010 to October 3, 2010	Thirteen weeks ended October 31, 2010 (Non-GAAP)
Net loss	$(3,284)	$(6,048)	$(224)	$(6,272)
Interest expense, net	9,368	3,132	3,147	6,279
Income tax benefit	(788)	(3,553)	(8,240)	(11,793)
Depreciation and amortization	4,772	1,091	3,112	4,203
EBITDA	10,068	(5,378)	(2,205)	(7,583)
Adjustments
Sponsor management fees(a)	250	92	205	297
Non-cash asset write-offs:
Loss on disposal of property and equipment(b)	295	71	164	235
Pre-opening expenses (excluding rent)(c)	1,298	212	598	810
Hedging gain (d)	-	-	(182)	(182)
Losses on sales of property(e)	6	-	39	39
Non-cash rent adjustment(f)	1,120	1,314	(334)	980
Costs related to the Transactions(g)	(3)	10,495	10,272	20,767
Non-cash stock-based compensation(h)	250	-	-	-
Other adjustments(i)	13	-	10	10
Adjusted EBITDA	13,297	6,806	8,567	15,373
Cash rent expense(j)	8,831	1,191	7,128	8,319
Adjusted EBITDAR	$22,128	$7,997	$15,695	$23,692

(a)
Prior to the completion of the Transactions (as defined in our Quarterly Report on Form 10-Q), sponsor management fees consisted of fees paid to our previous owners under a management and consulting services agreement, which was terminated in connection with the completion of the Transactions. Following the completion of the Transactions, sponsor management fees consist of fees paid to our current private equity sponsor under an advisory agreement.

(b)	Loss on disposal of property and equipment consists of the loss on disposal or retirement of assets that are not fully depreciated.
(c)	Pre-opening expenses (excluding rent) include expenses directly associated with the opening of a new restaurant.
(d)	Hedging gain relates to fair market value changes of an interest rate swap. The interest rate swap was terminated in connection with the Transactions.
(e)	We recognize losses in connection with the sale and leaseback of restaurants when the fair value of the property being sold is less than the undepreciated cost of the property.
(f)
Non-cash rent adjustments represent the non-cash rent expense calculated as the difference between GAAP rent expense and amounts payable in cash under the leases during such time period. In measuring our operational performance, we focus on our cash rent payments.

(g)
Costs related to the Transactions include: expenses related to business combination accounting recognized in connection with the Transactions, a one-time fee of $7.0 million paid to our current private equity sponsor and legal, professional, and other fees incurred as a result of the Transactions.

(h)	Non-cash stock-based compensation represents compensation expense recognized for time-based stock options issued by our ultimate parent company.
(i)	Other adjustments include ongoing expenses of closed restaurants, as well as inventory write-offs, employee termination buyouts and incidental charges related to restaurant closings.
(j)	Cash rent expense represents actual cash payments required under our leases.